FOR IMMEDIATE RELEASE
	July 26, 2006


NORFOLK SOUTHERN REPORTS RECORD REVENUES IN SECOND QUARTER

For second quarter 2006 vs. second quarter 2005:

  -	Railway operating revenues increased 11 percent to a record
	$2.39 billion.
  -	Income from railway operations rose 14 percent to a record
	$677 million.
  -	Net income was $375 million, or $0.89 per diluted share.
  -	The railroad operating ratio improved to 71.7 percent.
  -	Carload shipments increased 4 percent to a record 2 million
	units.

NORFOLK, VA. - For the second quarter of 2006, Norfolk Southern Corporation (NYSE: NSC) reported net income of $375 million, or $0.89 per diluted share, compared with $424 million, or $1.04 per diluted share, for the same period of 2005. Second-quarter 2005 results included a benefit from the effects of Ohio tax legislation as well as the effects of the settlement of two coal rate cases, which combined to increase 2005 reported results by $120 million, or $0.29 per diluted share. Second-quarter 2006 net income was 23 percent higher than the $304 million, or $0.75 per diluted share, earned in the same period of 2005, excluding those two items.

      "I am pleased to report that Norfolk Southern produced record revenues and income from railway operations in the second quarter, reflecting the continuing strength of the market for our transportation products, as well as our sustained focus on providing a higher-value service product," said CEO Wick Moorman. "Demand for rail transportation continues to grow in most sectors of our business, and our second-quarter results reflect strong volume growth and an improved operating ratio."

      For the first six months, net income was a record
$680 million, or $1.61 per diluted share, an increase of 10 percent compared with $618 million, or $1.51 per diluted share, for the same period of 2005. Results for the first six months included a combined benefit from the tax legislation and settlement of the rate cases of $120 million, or $0.29 per diluted share. Excluding this $120 million, net income for the first six months of 2006 would have been 37 percent higher than the $498 million, or $1.22 per diluted share, earned in the same period of 2005.

      Second-quarter railway operating revenues of $2.39 billion were the highest of any quarter in Norfolk Southern's history and improved 11 percent compared with $2.15 billion for the same quarter a year earlier. Railway operating revenues for the first half of 2006 set a six-month record, increasing 14 percent to $4.7 billion compared with $4.1 billion for the first half of 2005. Traffic volume during both periods increased 4 percent, strengthened by an additional 77,000 carloads in the quarter and some 171,000 units year to date.

      General merchandise revenues set records for both the second quarter and the first six months. The revenue increases during both periods primarily were due to higher average revenues, including fuel surcharges, as well as increased traffic volume. For the quarter, revenues climbed to $1.31 billion, up 14 percent compared with second quarter
2005. All commodity groups posted significant revenue increases during the period, led by metals and construction products, up 25 percent. For the first six months, revenues increased 16 percent to $2.59 billion.

      In the quarter, coal revenues increased 1 percent to a record $584 million compared with the same period of 2005. For the first six months, coal revenues improved 9 percent to $1.14 billion compared with the same period last year.
The revenue gains during both periods were the result of higher average revenues, including fuel surcharges, and strong demand for coal moving to utilities, which continue to experience increased demand for electricity generation. Coal revenues in 2005 benefited from the settlements of the two rate cases.

      Intermodal revenues climbed 16 percent to $497 million, setting a second-quarter record, and rose 15 percent to a record $963 million for the first six months compared to the same periods of 2005. This primarily was the result of strong international business as well as higher average revenues, including fuel surcharges. Volume levels continued to increase in this sector, rising by more than 59,000 units, or 8 percent, in the second quarter, and by more than 115,000 units, or 8 percent, in the first six months compared to the same periods a year earlier.

      Second-quarter railway operating expenses were $1.72 billion, up 10 percent compared with second-quarter 2005. For the first six months, railway operating expenses were $3.47 billion, up
11 percent over the same period a year earlier. The increases in both periods reflected higher diesel fuel prices, costs associated with increased traffic volume and, for the quarter, higher expenses related to casualties and other claims.

     The second-quarter operating ratio of 71.7 percent, which was the lowest since the Conrail integration, was 0.8 of a percentage point better than the second quarter a year ago.
For the first six months, the operating ratio was 73.8 percent, improving 2 percentage points compared to the same period a year earlier.

     Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,200 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North
America's largest rail carrier of automotive parts and finished vehicles.

###

Norfolk Southern contacts:
     (Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)
     (Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)



_________________________________________________

                Norfolk Southern Corporation and Subsidiaries
                      Consolidated Statements of Income
                                (Unaudited)
                       ($ millions except per share)


                                                   Three Months Ended
                                                        June 30,
                                                    2006        2005
                                                    ----        ----
Railway operating revenues:
  Coal                                           $    584    $    578
  General merchandise                               1,311       1,148
  Intermodal                                          497         428
                                                  -------     -------
    TOTAL RAILWAY OPERATING REVENUES                2,392       2,154
                                                  -------     -------

Railway operating expenses:
  Compensation and benefits                           637         624
  Materials, services and rents                       471         446
  Conrail rents and services                           31          31
  Depreciation                                        182         194
  Diesel fuel                                         260         162
  Casualties and other claims                          65          40
  Other                                                69          65
                                                  -------     -------
    TOTAL RAILWAY OPERATING EXPENSES                1,715       1,562
                                                  -------     -------

     Income from railway operations                   677         592

Other income - net                                     33           9
Interest expense on debt                              121         126
                                                  -------     -------
     Income before income taxes                       589         475

Provision for income taxes:
  Current                                             240         122
  Deferred (note 2)                                   (26)        (71)
                                                  -------     -------
    Total income taxes                                214          51
                                                  -------     -------
    NET INCOME (note 1)                          $    375    $    424
                                                  =======     =======

Earnings per share:
  Basic                                          $   0.91    $   1.05
  Diluted                                        $   0.89    $   1.04

Average shares outstanding (000's):
  Basic                                           413,507     403,167
  Diluted                                         422,780     409,768

See notes to consolidated financial statements.

----------------------------------------------------------------
                Norfolk Southern Corporation and Subsidiaries
                      Consolidated Statements of Income
                                (Unaudited)
                       ($ millions except per share)


                                                    Six Months Ended
                                                        June 30,
                                                    2006        2005
                                                    ----        ----
Railway operating revenues:
  Coal                                           $  1,143    $  1,045
  General merchandise                               2,589       2,234
  Intermodal                                          963         836
                                                  -------     -------
    TOTAL RAILWAY OPERATING REVENUES                4,695       4,115
                                                  -------     -------

Railway operating expenses:
  Compensation and benefits (note 3)                1,358       1,228
  Materials, services and rents                       942         882
  Conrail rents and services                           63          66
  Depreciation                                        365         387
  Diesel fuel                                         491         312
  Casualties and other claims (note 4)                118         118
  Other                                               130         127
                                                  -------     -------
    TOTAL RAILWAY OPERATING EXPENSES                3,467       3,120
                                                  -------     -------

     Income from railway operations                 1,228         995

Other income - net                                     68          11
Interest expense on debt                              241         254
                                                  -------     -------
     Income before income taxes                     1,055         752

Provision for income taxes:
  Current                                             402         181
  Deferred (note 2)                                   (27)        (47)
                                                  -------     -------
    Total income taxes                                375         134
                                                  -------     -------
    NET INCOME (note 1)                          $    680    $    618
                                                  =======     =======

Earnings per share:
      Basic                                      $   1.65    $   1.54
      Diluted                                    $   1.61    $   1.51

Average shares outstanding (000's):
      Basic                                       412,976     402,469
      Diluted                                     422,278     409,938

See notes to consolidated financial statements.

----------------------------------------------------------------
              Norfolk Southern Corporation and Subsidiaries
                       Consolidated Balance Sheets
                              (Unaudited)
                              ($ millions)

                                               June 30,      December 31,
                                                2006             2005
                                                ----             ----
ASSETS
Current assets:
  Cash, cash equivalents and
    short-term investments                    $  1,535         $  1,257
  Accounts receivable - net (note 4)               990              931
  Materials and supplies                           146              132
  Deferred income taxes                            175              167
  Other current assets                              64              163
                                               -------          -------
    Total current assets                         2,910            2,650

  Investments                                    1,744            1,590

  Properties less accumulated depreciation      20,886           20,705

  Other assets (note 4)                          1,019              916
                                               -------          -------
    TOTAL ASSETS                              $ 26,559         $ 25,861
                                               =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable (note 4)                   $  1,115         $  1,163
  Income and other taxes                           315              231
  Other current liabilities                        223              213
  Current maturities of long-term debt             690              314
                                               -------          -------
    Total current liabilities                    2,343            1,921

Long-term debt                                   6,175            6,616

Other liabilities (note 4)                       1,497            1,415

Deferred income taxes                            6,593            6,620
                                               -------          -------
    TOTAL LIABILITIES                           16,608           16,572
                                               -------          -------
Stockholders' equity:
  Common stock $1.00 per share par value           435              431
  Additional paid-in capital                     1,275              992
  Unearned restricted stock                         --              (17)
  Accumulated other comprehensive loss             (89)             (77)
  Retained income                                8,350            7,980
                                               -------          -------
                                                 9,971            9,309
  Less treasury stock at cost, 20,813,125 and
   20,833,125 shares, respectively                 (20)             (20)
                                               -------          -------
    TOTAL STOCKHOLDERS' EQUITY                   9,951            9,289
                                               -------          -------
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                     $ 26,559         $ 25,861
                                               =======          =======


See notes to consolidated financial statements.
----------------------------------------------------------------
              Norfolk Southern Corporation and Subsidiaries
                  Consolidated Statements of Cash Flows
                              (Unaudited)
                              ($ millions)


                                                 Six Months Ended June 30,
                                                    2006         2005
                                                    ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                       $ 680        $ 618
  Reconciliation of net income to
   net cash provided by operating activities:
    Depreciation                                     372          393
    Deferred income taxes                            (27)         (47)
    Equity in earnings of Conrail                    (11)         (14)
    Gains on properties and investments              (32)         (20)
    Changes in assets and liabilities
     affecting operations:
       Accounts receivable                           (59)         (48)
       Materials and supplies                        (14)         (21)
       Other current assets                           60           76
       Current liabilities other than debt            93          (79)
       Other - net                                    36            2
                                                   -----        -----
        Net cash provided by operating activities  1,098          860

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                (579)        (357)
  Property sales and other transactions               78           35
  Investments, including short-term               (1,350)        (427)
  Investment sales and other transactions            877          364
                                                   -----        -----
        Net cash used for investing activities      (974)        (385)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends                                         (133)         (88)
  Common stock issued - net                          234           72
  Purchase and retirement of common stock (note 5)  (186)          --
  Proceeds from borrowings                            --          332
  Debt repayments (note 6)                           (71)        (827)
                                                   -----        -----
        Net cash used for financing activities      (156)        (511)
                                                   -----        -----
        Net decrease in cash and cash equivalents    (32)         (36)

CASH AND CASH EQUIVALENTS:
  At beginning of year                               289          467
                                                   -----        -----
  At end of period                                   257          431

SHORT-TERM INVESTMENTS AT END OF PERIOD            1,278          184
                                                   -----        -----

CASH, CASH EQUIVALENTS AND SHORT-TERM
  INVESTMENTS AT END OF PERIOD                    $1,535        $ 615
                                                  ======        =====

SUPPLEMENTAL DISCLOSURES OF CASH-FLOW
 INFORMATION
  Cash paid during the period for:
    Interest (net of amounts capitalized)          $ 234        $ 248
    Income taxes (net of refunds)                  $ 221        $ 138

See notes to consolidated financial statements.

----------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.     SETTLEMENTS OF COAL RATE CASES -
       In the second quarter of 2005, NS entered into settlement agreements with two utility customers that resolved their rail transportation rate cases before the Surface Transportation Board (STB). As a result of the settlements, NS recognized additional revenue related to the period in dispute, which net of associated expenses and income taxes increased second-quarter net income by $24 million, or 6 cents per diluted share.

2.     REDUCTION OF DEFERRED TAXES -
       In the second quarter of 2005, Ohio enacted tax legislation that phases out its Corporate Franchise Tax, which was generally based on federal taxable income, and phases in a new gross receipts tax called the Commercial Activity Tax, which is based on current year sales and rentals. The elimination of the Corporate Franchise Tax resulted in a reduction of NS' deferred income tax liability in the second quarter, as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which increased net income by $96 million, or 23 cents per diluted share.

3.     ADOPTION OF SFAS 123(R), "SHARE-BASED PAYMENT" -
       Effective January 1, 2006, NS adopted Statement of Financial Accounting Standards, No. 123(R), "Share-Based Payment,"
       [SFAS 123(R)]. This statement applies to awards granted, modified, repurchased or cancelled after the effective date as well as awards that are unvested at the effective date and includes, among other things, the requirement to expense the fair value of stock options. As a result of the implementation of SFAS 123(R), compensation and benefits expense in the first six months of 2006 included $26 million for the accelerated recognition of awards granted to retirement eligible employees and $7 million for stock options granted to non-retirement eligible employees.

4.     GRANITEVILLE DERAILMENT -
       In the first quarter of 2005, NS recorded a liability related to the Jan. 6, 2005, derailment in Graniteville, SC. The liability, which includes a current and long-term portion, represents NS' best estimate based on current facts and circumstances. The estimate includes amounts related to business property damage and other economic losses, personal injury and individual property damage claims as well as third-party response costs.
       NS' commercial insurance policies are expected to cover expenses related to this derailment above NS' self-insured retention, including its own response costs and legal fees. Accordingly, the Consolidated Balance Sheet reflects a current and long-term receivable for estimated recoveries from its insurance carriers.

       Results for the first six months of 2005 include approximately
       $37 million of expenses related to this incident, which represents NS' retention under its insurance policies and other uninsured costs, and which reduced net income by approximately $23 million, or 5 cents per diluted share.

       While it is reasonable to expect that the liability for covered losses could differ from the amount recorded, such a change would be offset by a corresponding change in the insurance receivable. As a result, NS does not believe that it is reasonably likely that its net loss (the difference between the liability and future recoveries) will be materially different than the loss recorded in 2005. NS expects at this time that insurance coverage is adequate to cover potential claims and settlements above its self-insurance retention.

5.     STOCK REPURCHASE PROGRAM -
       In November 2005, NS' Board of Directors authorized the repurchase of up to 50 million shares of NS common stock through the end of 2015. During the first six months of 2006, cash flows from financing activities included $186 million for the purchase and retirement of 3,610,314 shares of common stock under this program.

6.     DEBT EXCHANGE -
       In the second quarter of 2005, NS issued $717 million of new unsecured notes ($350 million at 5.64% due 2029 and $367 million at 5.59% due
       2025) and paid $218 million of premium in exchange for $717 million of its previously issued unsecured notes ($350 million at 7.8% due 2027, $200 million at 7.25% due 2031, and $167 million at 9.0% due 2021).
       The $218 million cash premium payment is reflected as a reduction of debt in the Statement of Cash Flows and is being amortized as additional interest expense over the terms of the new debt.